Exhibit 2.3
SECOND AMENDMENT TO TRANSITION SERVICES AGREEMENT
THIS SECOND AMENDMENT TO TRANSITION SERVICES AGREEMENT (this “Amendment”) is effective September 1, 2023 (the “Effective Date”), by and among Encompass Health Corporation, a Delaware corporation (the “Encompass Health”), and Enhabit, Inc., a Delaware corporation (“Enhabit”).
RECITALS:
WHEREAS, Encompass Health and Enhabit entered into that certain Transition Services Agreement dated June 30, 2022, as amended (the “Agreement”);
WHEREAS, Encompass Health and Enhabit entered into that certain First Amendment Transition Services Agreement dated June 30, 2023 to extend certain information technology services through October 31, 2023;
WHEREAS, on August 1, 2023, Enhabit terminated certain information technology services effective August 31, 2023 (the “Termination Letter”);
WHEREAS, Encompass Health and Enhabit have agreed to further amend the Agreement as set forth herein.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.Capitalized terms used herein but not defined herein shall have the meanings given in the Agreement. Capitalized terms used in this Amendment but not defined in the Agreement shall have the meanings given in this Amendment.
2.Notwithstanding the Termination Letter, Encompass Health shall continue to provide the following services pursuant to IT 1 Network Management and Data Communications through September 17, 2023:
•VPN and network support ($200)
•Migration Support ($65 per hour)
•Security Support ($63 per hour)
3.Notwithstanding the Termination Letter, through March 31, 2024, Encompass Health shall continue to provide the following support services for the audit of Enhabit’s financial statements for the period ended December 31, 2023 at the rates specified below:
•IT 2 Identity Management- Access Management ($38 per hour)
•IT 5 Database Administration- PeopleSoft Database ($82 per hour)
•IT 10 Back Office Systems- Service Management ($82 per hour)
The scope of the foregoing services shall be the same as the audit support services provided for the audit of Enhabit’s financial statements for the period ended December 31, 2022.
4.Notwithstanding the Termination Letter, Encompass Health shall continue to provide the following services pursuant to IT 2 Identity Management through December 31, 2023:
•Identity and active directory support ($450)
•Waystar Citrix Access / Associated Administrative Accounts
5.Notwithstanding the Termination Letter, Encompass Health shall continue to provide the following services pursuant to IT 3 Messaging Management through December 31, 2023:
•Workspace One (Airwatch)
•SourceOne

6.Notwithstanding the Termination Letter, and except as set forth above in paragraph 3, Encompass Health shall continue to provide all services pursuant to IT 5 Database Administration through October 31, 2023.
7.Notwithstanding the Termination Letter, the description of service for IT 10 Back Office Systems shall be modified to add the following:
•System Backup for PeopleSoft database (previously included in IT 8)
•Continue to apply tax updates and minor patches for PeopleSoft (previously included in IT 11)
The cost for the provision of the services in IT-10, as modified, shall not change. The services in IT-10, except as set forth above in paragraph 3, shall be provided until March 31, 2024.
8.Pursuant to Section 3.2 (Access) and Section 3.4 (Cooperation), Encompass Health and Enhabit agree to the following:
Enhabit has engaged third party developers for its PeopleSoft on-premises application (the “Enhabit Developers”) to implement revisions to Enhabit’s open enrollment for employee benefits. The Enhabit Developers will be given the appropriate access to non-production environments only. The Enhabit Developers shall comply with the security guidelines specific in Section 3.1. For purposes of the Agreement, the Enhabit Developers shall be Representatives.
In connection with the foregoing, Encompass Health will migrate any changes to production made by the Enhabit Developers to ensure a separation of duties. Encompass Health shall not provide any knowledge transfer to assist with the changes made by the Enhabit Developers. Encompass Health shall not review, test or validate any changes made by the Enhabit Developers. To the extent any changes made by the Enhabit Developers create issues for the Enhabit PeopleSoft application, Encompass Health shall not be obligated to maintain the service levels specified in Schedule A.
9.Exhibit I-A is hereby amended by deleting the reference to “Chad Knight” and replacing with “Dylan Black.”
10.Exhibit I-B is hereby amended by deleting the reference to “Mitch Thomas” and replacing with “Ben Richard.”
11.Except as amended by this Amendment, all the terms and provisions of the Agreement shall remain in full force and effect, the parties hereby ratifying the Agreement.
12.Each of the parties represents and warrants to the other that this Amendment is a valid and binding obligation of such party, that each of the terms of this Amendment is enforceable against such party in accordance with its terms; and that the person signing on behalf of the respective party is fully and lawfully authorized and directed to execute and deliver this Amendment, without the necessity of the consent or joinder of any other party.
13.This Amendment may be executed in any number of counterparts, each of which when executed and delivered shall be an original, but all such counterparts shall constitute one and the same amendment.
IN WITNESS WHEREOF, the parties have executed this Amendment as of the Effective Date.
Encompass Health Corporation

By:	/s/ Rusty Yeager
Name:	Rusty Yeager
Title:	Chief Information Officer
Date:	December 8, 2023
Enhabit, Inc,

By:	/s/ Crissy Carlisle
Name:	Crissy Carlisle
Title:	Chief Financial Officer
Date:	December 8, 2023